Exhibit 15.1

June 10, 2011

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 16F of the 2010 annual report on Form 20-F to be filed by Grupo Radio Centro, S.A.B. de C.V. regarding a change in certifying accountant. We agree with the statements made in response to that Item insofar as they relate to our firm.

Very truly yours,

/s/	Patricio Claudio Montiel Flores
Managing Partner

BDO Hernández Marrón y Cía., S.C.